SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Destra Investment Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         2 S. 406 Seneca Drive, Wheaton, Illinois 60189

Telephone Number (including area code):

         (630) 853-3300

Name and Address of agent for service of process:

         Nicholas Dalmaso
         Destra Investment Trust
         2 S. 406 Seneca Drive
         Wheaton, Illinois 60189

Check appropriate box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
         Yes   X     No __



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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 25th day of May, 2010.

                             DESTRA INVESTMENT TRUST
                              (Name of Registrant)


                                                       /s/ Nicholas Dalmaso
                                                   By: -------------------------
                                                       Nicholas Dalmaso, Trustee


Attest:   Rebekka L. Moran
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               Notary Public State of Illinois
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               My Commission Expires 03/20/2012
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